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                                                                      EXHIBIT 12

                            USA WASTE SERVICES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)


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
                                                    Three Months Ended March 31,
                                                   -----------------------------
                                                       1998             1997
                                                   ------------     ------------
Income before income taxes                         $    201,604     $     96,916
                                                   ------------     ------------

Fixed charges deducted from income:
  Interest expense                                       38,368           16,098
  Implicit interest in rents                              4,167            1,571
                                                   ------------     ------------
                                                         42,535           17,669
                                                   ------------     ------------
  Earnings available for fixed charges             $    244,139     $    114,585
                                                   ============     ============

Interest expense                                   $     38,368     $     16,098
Capitalized interest                                      6,306            5,814
Implicit interest in rents                                4,167            1,571
                                                   ------------     ------------
  Total fixed charges                              $     48,841     $     23,483
                                                   ============     ============

  Ratio of earnings to fixed charges                      5.0 x             4.9x
                                                   ============     ============
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